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The following is the transcript of the Fiscal 2011 Fourth Quarter and Full Year Earnings Conference Call held on, and first made available for replay at www.gerberscientific.com on or around, June 21, 2011:

FOURTH QUARTER FISCAL 2011 EARNINGS CONFERENCE CALL
June 21, 2011 – 10:00 am ET

Important Information
The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement regarding the proposed acquisition of the Company by Vector Capital Corporation (“Vector”). Investors and security holders are urged to read the proxy statement relating to such acquisition and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and security holders may obtain a free copy of the proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov and the Company’s website at www.gerberscientific.com. In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Gerber Scientific, Inc., c/o Investor Relations, 24 Industrial Park Road West, Tolland, CT 06084 USA, telephone: 860-870-2890.

Certain Information Regarding Participants
The Company, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of the Company’s security holders in connection with the proposed acquisition of the Company by Vector. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010, which was filed with the SEC on June 30, 2010, and its definitive proxy statement for the 2010 Annual Meeting of Shareholders, which was filed with the SEC on August 19, 2010. To the extent holdings of Company securities have changed since the amounts printed in the definitive proxy statement for the 2010 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals can also be obtained from the proxy statement relating to the proposed acquisition of the Company by Vector when it is filed by the Company with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.gerberscientific.com.

Forward-looking Statements
Any statements in this document not relating to historical matters are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipates," "will," "could," "should," "believes," "expects," "estimates," "intends," "plans," "projects," and similar expressions, may identify such forward-looking statements. The forward-looking statements contained in this document involve risks and uncertainties regarding the Company's expected financial condition, results of operations and cash flows. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company's filings with the SEC, including but not limited to, the information included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010, which outlines certain important risks regarding the Company's forward-looking statements, as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks include, but are not limited to, delays in the Company’s new product development and commercialization, intense competition in markets for each of the Company’s operating segments, rapid technological advances, availability and cost of raw materials, adverse economic and credit market conditions, volatility in foreign currency exchange rates, fluctuations in interest rates and the parties’ ability to consummate the proposed acquisition of the Company by Vector. Actual future results or events may differ materially from these forward-looking statements. The forward-looking statements contained in this document are made as of the date of this document and the Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.

Operator:  Operator:  Good day and welcome to the Gerber Scientific Incorporated fourth quarter and fiscal year 2011 earnings release conference call.

Today’s conference is being recorded and broadcast over the Internet. The Webcast replay for this call and a transcription will be available on the Gerber Web site shortly after the call.

I would like to remind everyone that some of today’s remarks and responses during the question-and-answer session will be - will include certain forward-looking statements as defined in the Federal Securities Laws regarding Gerber’s expended financial condition, results of operation, cash flows, and other matters relating to the business. For a discussion of the important risks and uncertainties that could cause Gerber’s actual results to differ from the results expressed or implied in these forward-looking statements, you should read Gerber’s Annual Report on form 10-K for the fiscal year end April 30, 2010, as well as Gerber’s other filings with the Securities Exchange Commission.

As a final reminder, Gerber’s results discussed today for all periods, exclude discontinued operations.

At this time for opening remarks and introductions, I would like turn the conference over to the Company’s President and Chief Executive Officer, Mr. Marc Giles. Mr. Giles, please go ahead.

Marc Giles:  Thank you, operator. Good morning everyone and thank you for joining our call this morning. With me is Mike Elia, our Executive Vice President and Chief Financial Officer. I’m going to provide an overview of the company’s performance for the fiscal fourth quarter, and then Mike will provide highlights of our financial results. We’ll end with our outlook for fiscal 2012, and then we’ll take your questions.

Before beginning our quarterly review, I just wanted to talk about the merger agreement.

As most of you on this call know, on June 13th we announced that we had entered into a definitive merger agreement under which funds affiliated with Vector Capital will acquire the company. Under the terms of the merger agreement, the shareholders of the company will receive $11 per share in cash. In addition to the cash payment, each shareholder of the company will receive for each share they own a non-transferrable right to receive contingent cash payments in the future if recoveries are made pursuant to certain litigation claims in respect of U.S. Patent Number 5,537,135.

We believe this is a very positive development for our shareholders, our employees, and our company as a whole. Vector has a proven track record as a value added partner to its portfolio companies, and we believe that their technology expertise and financial resources will help Gerber to continue to provide superior products and services to its customers worldwide, and accelerate the pursuit of new growth opportunities.

However, we are in a 45-day “go-shop” period, which we also negotiated to give ourselves time to solicit and review alternative, potentially superior offers. Given where we are in this process, we probably can’t answer many questions beyond what we have already said.

However, we’ve had a lot of questions concerning the potential contingent cash payments, and so will make a brief comment about it. The Board of Directors negotiated this contingency to make provision for our existing shareholders in the event that the pursuit of our claims of patent infringement has a favorable outcome. Given the nature of this legal action, it is difficult to determine with any real confidence the probability or the size of any award or settlement, if any.

Hence, we did not comment on the potential value of the contingency. However, we felt strongly enough that it could be important enough to warrant establishing this contingent payment structure. We feel that we are in a good position to pursue our claims and wanted to make sure shareholders would benefit if there were to be a successful outcome. We should also note that this right to receive contingent cash payments is non-transferrable and only shareholders immediately prior to the effective time of the merger will receive these contingent rights.

Okay, let’s move on to the company’s results for the fourth quarter.

We continue to post good revenue growth with demand up across the board in all business lines and in virtually every geographic market. Gross profit and gross margin improved substantially, including the wind - excluding the wind down charges associated with discontinuing the inkjet printer line. And excluding restructuring and unusual expenses, operating income more than tripled from a year ago in the fourth quarter.

We also continued to make solid progress against our key strategic initiatives, those being rationalized in the business portfolio, executing on substantial cost reductions, and investing for growth in Gerber Technology.

Last month, we completed the building rationalization project for our corporate offices and certain manufacturing facilities in Connecticut, generating roughly $6.6 million in proceeds and shrinking our footprint by about 190,000 square feet. We also announced the wind down of our digital inkjet printer line, which should generate savings of roughly $3.3 million for fiscal year 2012, and allows us to further focus our attention on core business activities.

Cost reduction activities continued during the quarter, and additionally into May when we announced the relocation of our spreader manufacturing operations from Denmark to China, which we expect to generate annualized savings of approximately $2 million beginning in fiscal 2013. In addition to lowering costs, the move supports Gerber’s strategy to build a fully integrated high performance information in-country to support growth in China and throughout Asia-Pacific, while providing its customers around the world with the competitive advantage and leverage of Gerber’s global supply chain.

I’m pleased to report that we’re actually ahead of our cost reduction target by roughly $1.6 million. That puts our fiscal year ’11 cost reductions in total at about $10.7 million, and these actions should translate into about $11-1/2 million in incremental savings in fiscal year ’12, for a total two-year savings impact of $22.2 million. However, since roughly 25% or so of these reductions directly impact the SG&A line and the restoration of our incentive compensation plans and temporary wage reductions further mask these improvements on a comparative basis, it can be difficult to see the benefit of our cost reduction actions in the SG&A line.

With regard to performance for the quarter at Gerber Technology, revenue was up 19% and was up across all product categories. Notably, sales of equipment and software seats were up nearly 30%.

Demand remains strong in China with Gerber Technology’s China-based revenue up 10% in the fourth quarter, with particular strength in multi-ply cutters and fabric spreaders. For the year, our China-based revenue was up 19%, excuse me. In addition, our exports of products that we produce in China were up 31% from a year ago in the fourth quarter, and up 94% for the year to $18.3 million. We remain positive about the many growth opportunities in our Asian markets, and particularly in China.

That market continues to evolve rapidly as some apparel manufacturers seek lower costs by moving inland where we are well-prepared to support them, or to other nearby countries like Vietnam where we strengthened our position by going direct just a few years ago, or to some places like Bangladesh where Gerber has long been a leading player. And the domestic demand for Western clothing continues to be a big driver of growth in China, as local labels grow to supply this demand and Gerber is there to support their expansion. Competition for Gerber in this growing market continues to develop in both software and hardware products, but we are very pleased with our position there.

I also would like to comment on the Brazilian market. Demand has been growing for Brazil for the past several years and we believe this market offers substantial growth potential for Gerber Technology, and will continue to be an important and growing market for them. In May, one Brazil’s largest and most recognized apparel companies, Hering, chose GT’s design and manufacturing solutions to both expand certain of its facilities and equip its newest factories. Gerber Technology will supply multiple software systems, automated spreading systems, and several GERBERcutter Z7 cutting systems. This is - and this is but one example of our success in this new market.

Overall market indicators continue the positive momentum that began early last fiscal year, especially in the apparel market. Global apparel production was up roughly 6% in the first quarter of calendar year 2011. In China, apparel production was up 15%, and domestic apparel sales were up 22% in the first quarter of 2011. However, the EU-27 economy appears flat and while U.S. retail sales were up on the fourth quarter, the U.S. economic recovery seems shaky. So, while we’re optimistic, we are cautiously so.

The year finished strong for Gerber Technologies product lifecycle management software, a result of our acquisition of Yunique just over a year ago. Product lifecycle management software license revenue was 160% from last year in the fourth quarter. For the year, Yunique secured 22 new PLM customers with some of the more notable ones being Abercrombie and Fitch, Christopher and Banks, and in Europe, Aigle, a Division of Lacoste.

Demand for many industrial markets that Gerber Technology serves was solid as well with overall orders up year-over-year about 6% in the fourth quarter, and there were several particularly bright spots.

Sales activity from the automotive segment continued to be quite strong in the fourth quarter with orders up 67% from last year. Gerber Technology has seen strong sales activity from Brazil, Southwest Asia, and the Far East, particularly China. While automotive sales in China slowed a bit in April, forecasts are still positive and sales continue to rise in India. All bodes well for the need for automation and seating and interior manufacturing. During the fourth quarter, Gerber Technologies sold a total of 22 cutting systems to 14 different automotive customers. In total, a leading global supplier of automotive seating systems, Lear automotive, purchased 23 Gerber Z7 models in fiscal year ’11.

In the aerospace market, the supply chain appears to be holding its breath in advance of the coming Paris Air Show where significant announcements are often made. On a positive note, in the fourth quarter one of the world’s leading producers of large and small jet engines for commercial and military aircraft, GE Aviation, added four cutting systems to their existing five Gerber cutters, and multiple Virtek LaserEdge, laser guided layup systems for composite processing with a total order value of about $1 million. In addition, a major regional and business aircraft manufacturer, Bombardier purchase Virtek LaserEdge, laser guided layup systems for composite processing with an order value of $1.2 million.

So overall, we’re pleased with the progress we are making in our Gerber Technology business, and we expect we’ll continue to be rewarded for our investments in this key growth business.

In our Sign Making and Specialty Graphics segment, Spandex, our distribution business, finished the year with strong growth, both top line and especially in profitability. Spandex sales were up 9% on a constant currency basis with strong gains across both equipment and after-market product lines, while operating profit was up 82% in the quarter and their operating margin grew from roughly 6% to 9% compared to last years’ fourth quarter. The Spandex team has done an excellent job with both productivity and customer service enhancements.

And finally, we announced that as part of our transformation plan, we would wind down the flatbed digital inkjet printer business at Gerber Scientific Products. After an exhaustive review we determined that the flatbed printer market could not support our long-term growth and earnings objective. Although the quarter’s performance was muddied by the various charges in connection with this wind down, we do expect fiscal year 2012 to benefit from savings of approximately $3.3 million.

And with that, I’ll turn it the call over to Mike to provide some financial details of the quarter, and then I’ll provide some additional comments and guidance regarding the upcoming fiscal year.  Mike?

Michael Elia:  Thanks, Marc. Good morning everyone. Just as a reminder, we’re still comparing against prior year expense levels that were lowered by many of the temporary savings that we had in place at that time. We restored all those temporary reductions by the end of fiscal ’11 and successfully managed the rather extensive business transformation while improving our profitability and reducing our debt levels.

As you may recall, at the beginning of this year we set some ambitious goals in terms of cost reductions, rationalizing our business portfolio, and improving our effectiveness. So before discussing our quarterly results, I would like to highlight some of the strategic actions we have completed and the results of those actions.

●
In the fiscal second quarter, we closed a manufacturing facility in Wilmington and relocated the operations there into our Tolland facility to generate annualized savings of approximately $1 million. In the fiscal third quarter we sold Gerber Coburn to generate $18.9 million of cash, which was used to reduce debt.

  In the fiscal fourth quarter, we completed the following actions:

●
We swapped our underutilized leased corporate facility in South Windsor with our owned manufacturing facility in Tolland, and then subsequently sold the corporate facility in May to generate $6.6 million of net proceeds that were used to reduce debt. We expect this move to generate approximately $1.8 million in annualized savings.

●	We exited our GSP Digital Inkjet Printer line and expect this move to generate approximately $3.3 million in annualized savings.

●
We also took a $1.5 million charge for the relocation of certain manufacturing activities related to our Apparel and Industrial segment from Denmark to China. We expect this move to generate annualized savings of $2 million beginning in fiscal 2013.

●
Finally, we achieved an additional $4.4 million in cost savings during the quarter putting our full-year realized savings from supply chain and manufacturing efficiency improvements, headcount reductions, and facility rationalizations at $10.7 million. This equates to about $17.6 million in annualized cost savings. As Marc mentioned, the realization of these cost reductions puts us on track to generate $11.5 million in incremental savings in fiscal 2012. That brings our total projected savings for fiscal 2012 to approximately $22 million, of which approximately 75% would be in cost of sales and 25% in SG&A.

Needless to say, it’s been a very busy and productive quarter, and year, for that matter.

Now, let me discuss the fourth quarter.

Orders for the fiscal fourth quarter were up across both our operating segments within Sign Making and Specialty Graphics segment. Spandex orders were up 17%, while GSP orders were down as a result of the planned wind down of the inkjet printer production line. Apparel and Industrial segment orders were up a strong 14%, overall equipment orders were up a healthy 26%, and aftermarket orders were up 11%. From a global perspective, orders were flat in North America, up 24% in Europe, and up 3% across the rest of the world, principally China, Southeast Asia, and Australia.

We finished the quarter with a backlog of $27.8 million, up about $1.2 million from last fiscal year-end, and down about $2 million from the third quarter, $1 million of which related to the wind down of the digital inkjet printer line.

In terms of our consolidated financial performance for the quarter, overall reported revenues were up 16% from a year ago and up 11% on a currency neutral basis, reflecting 32% growth in equipment and software, 12% in aftermarket sales, and 6% growth in service revenue.

Gross profit, excluding the charges associated with the inkjet printer wind down, was up $9.5 million, and gross margin was up 310 basis points. The 310 basis point gross margin improvement reflects lower warranty costs in the Sign Making and Specialty Graphics segment, improving margins of Spandex, and the benefit of cost reductions in our Apparel and Industrial segment.

SG&A expenses were up $6 million to $32.3 million or 25.5 % sales versus 24.2% sales last year. Two of the biggest drivers of the SG&A increase were the reinstatement of temporary wage cuts from last year, which added about $800,000 and $1.6 million in incentive compensation expenses versus $0 a year ago. Excluding these two items on an apples-to-apples basis, SG&A as a percent of sales was 23.6%. Currency also had $1 million negative impact, as did higher commission expenses of $1.3 million due to volume, and a higher mix of distributor sales in the Apparel and Industrial segment. It’s also important to note that about $700,000 of the $4.4 million in cost reductions achieved during the quarter were SG&A-related.

Excluding wind down costs, restructuring and other expenses, operating income was up $3.2 million to $4.7 million or 3.7% of sales, compared to 1.4% of sales last year. During the quarter we recorded restructuring and other charges of $5.6 million. This is comprised of $1.8 million in transformation costs primarily related to the write-off of fixed assets associated with the digital inkjet product line, and $3.8 million in severance expenses. Full-year restructuring and other charges were $8.6 million and included $3.6 million in transformational expenses, and $5 million in severance. Our transformation actions include facility rationalization costs, patent and fixed asset write-offs, and non-recurring consulting fees and are largely complete, so we do not expect significant restructuring charges in fiscal ’12.

The company’s loss from continuing operations was $9.3 million or 37 cents per diluted share, versus a loss of $4 million- $400,000 or 2 cents per diluted share. The swing was due primarily to the goodwill impairment and restructuring charges. The reported net loss was $10.8 million or 43 cents per diluted share, compared with a net loss of $1.6 million or 6 cents per diluted share.

Now, let’s take a look at segment performance.

First, our Apparel and Industrial business revenue was $54.3 million, up 19% on a reported basis, and 17% on a currency neutral basis. The increase was driven by higher sales of equipment and aftermarket products, especially multiply cutters and spreaders to the apparel and industrial market.

Geographically, North American orders were essentially flat, but Latin America orders nearly doubled from a year ago, reflecting a strong demand from Brazil. Rest of the world orders, principally Southwest Asia and Greater China, were up 18%. Overall, the trends in this business remain positive.

This segment’s operating profit was impacted by $2.7 million of severance and transformation charges this quarter, while last year’s operating profit benefited by a $500,000 sales tax reversal. Excluding these unusual items, the segment’s operating profit was up $900,000 to $5.7 million, and as a percent of sales remained even with last year at 10%. So, we achieved significant cost reductions in this segment. This year’s product mix was heavily weighted towards multiply cutters and spreaders, which carry lower margins. In addition, we saw higher incremental commission costs as more sales flowed through distributors, rather than direct.

The Sign Making and Specialty Graphics revenue was up $9.2 million to $72.4 million or up 14%, and on a currency neutral basis up 8%. The increase was driven primarily from Spandex where sales were up $9.4 million or 17%, and on a currency neutral basis 9%.

Gerber Scientific Products sales were up $200,000 due to a slight dip in aftermarket volume. The operating loss from this segment was $4.5 million, due to the wind down charges taken for exiting the inkjet printer line. Excluding the wind down, restructuring, and goodwill impairment charges, operating profit for the segment was $5.5 million or 7.6% of sales, compared to $1.7 million or 2% of sales.

Led by strong operating growth at Spandex, Spandex improved its operating margins to an impressive 9.2% of sales from 5.9%, and improved operating leverage and efficiencies.

In terms of cash flow, we ended the quarter with cash generation, including CAPEX, of $1.1 million; $3.2 million lower than last years’ fourth quarter, in part due to higher inventory levels at Gerber Technology and Spandex.

Inventory days at the end of the quarter were 59 days compared to 65 days at the end of the third quarter, and 62 days a year ago. Accounts receivable days outstanding were 55 compared to 58 a year, due to stronger collections, and account payable days were 35 compared to 41 a year ago.

Outstanding debt was $21.1 million at year-end, reflecting a $23.9 million reduction from our last fiscal year-end. We finished the quarter with total liquidity of $56.1 million, consisting of $10.9 million in cash on hand and $45.2 million of availability under our senior revolving credit facility.

Capital spending was $1.8 million for the quarter, and was $5.4 million for the year. For fiscal 2012 we expect capital spending will increase to approximately $10 to $11 million, of which more than 1/2 is planned for key software development initiatives at GT.

The euro exchange rate was $1.40 for the fourth quarter of 2011, compared to $1.36 per euro a year ago. Changes in the euro to dollar exchange rate have the greatest impact on our Spandex business since a significant portion of Spandex sales are euro-denominated. Spandex represented 49% of our consolidated sales in fiscal 2011.

And with that, I’ll turn it back over to Marc.

Marc Giles:  Thanks, Mike. Overall, we’re encouraged and remain generally optimistic as a result of what we’ve experienced in our markets this past year, and given our accomplishments on the strategic front.

The initiatives we completed in fiscal 2011 were important steps in the transformation of Gerber into a leaner, more focused company, and will better enable us to invest in our Apparel and Industrial segment where we see the greatest growth opportunities. All of these actions move us one step closer to achieving our goal of 8% or better annual sales growth and double-digit operating margins by fiscal 2013.

Given the positive momentum at year-end and the promising outlook on our markets, we are raising our forecast for fiscal 2012 revenue growth from a range of 3% to 5% to a range of 5% to 7%, and we are reaffirming our forecast for operating margins, excluding restructuring and other charges to a range between 5% and 7%. This compares to an operating margin, excluding restructuring and other items of 2.2% in fiscal ’11, on a comparable basis.

And with that said, I’ll turn the call back over to the operator so that we can start taking some of your questions.  Operator?

Operator:  Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone. If you’re using a speakerphone, please make sure that your mute function is off to allow your signal to reach our equipment. We will proceed in the order that you signal us and we’ll take as many questions as time permits.  Once again, please press star 1 on your touch-tone telephone to ask a question. We’ll pause for just a moment to give everyone an opportunity to signal for a question.

As a reminder once again, please press star 1 on your touch-tone telephone to ask a question.

I have no questions on the phone at this time.

Marc Giles:  Okay, operator. Thank you very much and thanks everyone for joining us this morning. Mike and I will prepare to address you potentially once again at the end of our first quarter 2012 this August.

Thank you very much.

Operator:  Ladies and gentlemen, this does conclude today’s presentation. Thank you for your participation.

END